Exhibit 21

Subsidiaries of IPALCO Enterprises, Inc.

Name of Subsidiary	State of Incorporation or Organization	D/B/A
Indianapolis Power & Light Company	Indiana	AES Indiana
Mid-America Capital Resources Inc.	Indiana	N/A
AES Indiana Devco Holdings 1, LLC	Indiana	N/A
AES Indiana Devco Holdings 2, LLC	Indiana	N/A
AES Indiana Devco Holdings 3, LLC	Indiana	N/A
AES Indiana Devco Holdings 4, LLC	Indiana	N/A
AES Indiana Partner Sub, LLC	Delaware	N/A
Store Heat and Produce Energy, Inc.	Indiana	N/A
AES Indiana Sponsor	Delaware	N/A
Pike County Energy Storage JV, LLC	Delaware	N/A
AES Pike County Energy Storage, LLC	Delaware	N/A
Hardy Hills JV, LLC	Delaware	N/A
Hardy Hills Solar Energy, LLC	Delaware	N/A
Petersburg Energy Center, LLC	Delaware	N/A